File No. 333-6117

                       Securities and Exchange Commission
                             Washington, D.C. 20549
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              APPLICATION FOR WITHDRAWAL OF REGISTRATION STATEMENT



                      Experian Information Solutions, Inc.
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                              (Name of Registrant)



          Delaware                                      04-3315053
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(State of Incorporation)                    (IRS employer identification number)



     c/o Ropes & Gray, One International Place, Boston, Massachusetts 02110
     ----------------------------------------------------------------------
                           (Principal office address)



         Pursuant to Rules 477 and 478 under the Securities Act of 1933, as amended, the undersigned agent for service named in the Registration Statement on Form S-1 (the "Registration Statement"), File Number 333-6117, relating to Senior Subordinated Notes (the "Notes") of Experian Information Solutions, Inc., hereby requests that the Registration Statement be withdrawn, effective immediately. Experian Information Solutions, Inc. no longer intends to sell the Notes.


                                            EXPERIAN INFORMATION SOLUTIONS, INC.


                                            By  /s/ PETER H. DODSON
                                                --------------------
                                                      Peter H. Dodson,
                                                      Agent for Service named
                                                      in Registration Statement


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